Exhibit 10.1

SEPARATION AGREEMENT

AND

GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (“Agreement” or “General Release”) is made and entered into by and between John J. Cronin for himself and on behalf of his agents, assigns, heirs, executors, administrators, attorneys and representatives (“Mr. Cronin”), and Alliant Techsystems Inc., a Delaware corporation, any related corporations or affiliates, subsidiaries, predecessors, successors and assigns, present or former officers, directors, stockholders, board members, agents, employees, and attorneys, whether in their individual or official capacities, delegates, benefit plans and plan administrators, and insurers (“Company” or “ATK”).

WHEREAS, Mr. Cronin’s employment shall end as provided in this General Release.  In consideration of Mr. Cronin’s signing and complying with this General Release, ATK agrees to provide Mr. Cronin with certain payments and other valuable consideration described below.  Further, ATK and Mr. Cronin desire to resolve and settle any and all potential disputes or claims related to his employment or termination of employment with ATK.

WHEREAS, ATK has expended significant time and resources on promotion, advertising, and the development of goodwill and a sound business reputation through which it has developed a list of customers and prospective customers and identified those customers’ and prospective customers’ needs for ATK’s services and products.  This information and goodwill are valuable, special and unique assets of ATK’s business, which Mr. Cronin acknowledges constitute confidential, proprietary and trade secret information belonging to ATK.

WHEREAS, ATK has expended significant time and resources on technology, research, and development through which it has developed products, processes, technologies and services that are valuable, special and unique assets of ATK’s business, which Mr. Cronin acknowledges constitute confidential, proprietary and trade secret information belonging to ATK.

WHEREAS, the disclosure to or use by third parties of any of ATK’s confidential, proprietary and/or trade secret information, or Mr. Cronin’s unauthorized use of such information, would seriously harm ATK’s business and cause monetary loss that would be difficult, if not impossible, to measure.

THEREFORE, ATK and Mr. Cronin (the “Parties”) mutually agree to the following terms and conditions:

1.             Termination of Employment.  Mr. Cronin shall cease to be an executive officer of ATK on March 8, 2010 and Mr. Cronin’s employment with ATK is terminated effective March 31, 2010 (“Date of Termination”).

(a)           Final Paycheck.  ATK will pay Mr. Cronin for all salary earned through the Date of Termination within 30 days of the Date of Termination.  ATK will also pay for any accrued, but unused, vacation/PTO.  Mr. Cronin’s continuing right, if any, under all other ATK employee benefits plans will be governed by those plans.

(b)           Annual Incentive Compensation. Mr. Cronin will be eligible to receive an annual cash incentive payment pursuant to the ATK Executive Officer Incentive Plan (“EIP”) in respect of the fiscal year ending March 31, 2010.  The amount paid (if any) under the EIP will be based on the financial performance achieved as compared to the performance goals established at the beginning of ATK’s current fiscal year, subject to the terms of the EIP and ATK’s compensation system.  The EIP amount (if any) will be paid in a single lump sum payment in cash (or deferred if the Nonqualified Deferred Compensation Plan provides for this as a previously elected deferral) at the time all other EIP participants receive payment of their annual cash incentive payments for such fiscal year.

(c)           Restricted Stock.  Mr. Cronin does not have any unvested and outstanding shares of restricted stock.

(d)           Performance Shares and Cash Incentive Payments.  Mr. Cronin has four Performance Awards as specifically stated below.  These awards were granted under ATK’s 2005 Stock Incentive Plan, as amended, or ATK’s Executive Officer Incentive Plan and the awards are subject to the terms of the applicable plan, award agreements and ATK’s compensation system.  Nothing in this Agreement creates any additional rights with respect to these awards.  Mr. Cronin understands he will remain eligible to receive a prorated number of the performance shares and a prorated cash incentive payment earned (if any) based on the amount of active service time during the Performance period.  Specifically:

(i)                                                             For the Performance Award for the ATK fiscal years 2008 through 2010, there will be no proration.  Mr. Cronin will be eligible to receive 100% of shares and cash based on the terms of the applicable plan.

(ii)                                                          For the Performance Award for the ATK fiscal years 2009 through 2011, the proration is two-thirds of shares and cash.

(iii)                                                       For the Performance Award for the ATK fiscal years 2010 through 2012, the proration is one-third of shares and cash.

(iv)                                                      For the Relative Stockholder Return Performance Award Agreement for the ATK fiscal years 2010 through 2012 (April 1, 2009 — March 31, 2012), the proration is one-third of shares.

ATK expects to make payment of these awards within 2 ½ months following the completion of the respective performance periods.  The number of shares delivered and the amount of any cash payout depends on whether and to what extent (if any) ATK meets the objectives set forth pursuant to the respective Performance Awards and terms of the applicable plan.  All payments will be taxed in accordance with the federal and state tax laws that apply and ATK practice and will be subject to the terms of the applicable Performance Award Agreement and the related plan.

(e)           Stock Options.  All of Mr. Cronin’s stock options are vested.  All stock options that are exercisable on Mr. Cronin’s Date of Termination remain exercisable until the earlier of (i) the option’s expiration date under the Non-Qualified Stock Option Agreement from which it was granted, or (ii) three years from Mr. Cronin’s Termination Date.  All terms of the Non-Qualified Stock Option Agreement(s) apply.

(f)            Deferred Compensation.  Any compensation Mr. Cronin deferred under the Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan (or predecessor plan) shall be paid in accordance with his pre-selected distribution options and the terms of that plan.

(g)           SERP.  Mr. Cronin’s Supplemental Executive Retirement Plan (“SERP”) benefit will be paid pursuant to the terms of ATK’s SERP.  Mr. Cronin is entitled to the additional lump sum benefit in the amount of $600,000.  In accordance with the terms of the SERP, Mr. Cronin will receive his lump sum benefit on January 31, 2011.

2.             Severance Benefits.  In exchange for the promises of this agreement, and after the applicable revocation period has ended, ATK will provide Mr. Cronin with the severance benefits contained in the Executive Severance Plan and with any additional benefits identified in this Paragraph 2 (together referred to as “Severance Benefits”), provided that Mr. Cronin has not revoked this General Release during the revocation period outlined in Paragraph 8 below:

(a)           Severance Pay.  Pursuant to ATK’s Executive Severance Plan, ATK will pay Mr. Cronin a single lump-sum severance payment in the amount of $420,000, which is equal to 12 months base pay.  This severance payment will be subject to all applicable withholdings and will be taxable as payroll wages at the supplemental wage withholding rate.  No 401(k) deductions will be taken from the payment nor is it pensionable earnings (for example, it is not “Earnings” or “Recognized Compensation”) for purposes of any ATK qualified or non-qualified employee benefits plans.  This severance payment may be subject to additional deductions as described below in Paragraph 4.

(b)           Additional Lump Sum.  Mr. Cronin is eligible to receive a single lump-sum payment in the amount of $15,000 to offset the cost of continuing health care coverage.  This amount will be subject to all applicable withholdings and will be taxable as payroll wages.  No 401(k) deductions will be taken from the payment nor is it pensionable earnings (for example, it is not “Earnings” or “Recognized Compensation”) for purposes of any ATK qualified or non-qualified employee benefits plans.

(c)           Outplacement Services.  Mr. Cronin will be entitled to participate in executive level outplacement services through Lee Hecht Harrison.

(d)           Financial Planning.  Mr. Cronin will be eligible to use AYCO Financial Services for a period of 1 year following the Date of Termination.

(e)           Independent Consideration.  Mr. Cronin understands and agrees that he is only eligible for Severance Benefits because he has signed and not revoked this General Release.  Mr. Cronin acknowledges that he is not otherwise entitled to receive such additional and valuable consideration.  Except as otherwise provided in Paragraph 7, by Mr. Cronin’s signature on this General Release, he waives all rights to any other benefits or cash payments.  Further, Mr. Cronin agrees that these Severance Benefits are adequate consideration for the promises herein.

(f)            Delivery of Severance Pay and Additional Lump Sum.  ATK will pay Mr. Cronin the cash amounts under paragraph 2(a) and (b), no sooner than this Termination Date and no later than the 15th day of the third calendar month after his Date of Termination, provided the time period for his right to revoke under paragraph 8 has also elapsed.  That delivery date may be delayed further if necessary to be compliant with Section 409A of the Internal Revenue Code of 1986, as amended.

3.             Post Employment Restrictions.

(a)           Confidentiality and Non-Disparagement.  Mr. Cronin acknowledges that in the course of his employment with ATK, he has had access to ATK’s confidential, proprietary and trade secret information.  Mr. Cronin agrees to maintain the confidentiality of ATK’s confidential, proprietary and trade secret information, and will not disclose or otherwise make such information available to any person, company, or other party, or use such information for Mr. Cronin’s own benefit.  Further, Mr. Cronin agrees not to make any negative, disparaging or defamatory comments about any ATK employee, director, or officer, the Company, or any aspect of his employment or termination from employment with ATK.  ATK agrees that its senior management, directors and officers will not make any negative, disparaging or defamatory comments about Mr. Cronin or any aspect of his employment or termination from employment with ATK.

(b)           Competition Restrictions.  From March 9, 2010 through March 8, 2011 (“Restricted Period”), Mr. Cronin agrees that he will not, directly or indirectly, personally engage in, own, manage, operate, join, control, consult with, participate in the ownership, operation or control of, or be employed by: the composite aerostructure operations of GKN Aerospace, the Missile Systems business of the Raytheon Company, (‘Raytheon Missile Systems, Tucson, AZ’), the Armament Systems business unit of BAE Systems (‘BAE Armaments Systems Business Unit, US Combat Systems, Minneapolis, Minnesota’), Aerojet, Hitco Carbon Composites, Inc., the tank and medium caliber ammunition business of General Dynamics Corporation (‘General Dynamics Ordnance and Tactical Systems, Niceville, Fla’).  The parties hereto acknowledge that the foregoing restrictions shall not be construed so as to prevent Mr. Cronin from accepting employment or otherwise becoming involved with any of such companies outside the organizations or locations listed herein provided Mr. Cronin advises such companies that he is bound by the provisions of this Paragraph 3(b).  If during the Restricted Period Mr. Cronin wishes to obtain other employment which Mr. Cronin in good faith believes would not violate this Paragraph 3(b), he agrees to meet and confer in good faith with

ATK regarding the applicability of this Paragraph 3(b) to such employment, prior to accepting such employment.

(c)         Nonsolicitation.  During the Restricted Period, Mr. Cronin will not, directly or indirectly, solicit any of ATK’s employees for the purpose of hiring them or inducing them to leave their employment with ATK, nor will Mr. Cronin own, manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, be employed by, or be connected in any manner with any person or entity that engages in the conduct proscribed by this paragraph during the Restricted Period.

(d)         Breach of Post-Employment Restrictions.  If Mr. Cronin breaches any of his obligations under this Paragraph 3, then he will not be entitled to, and shall return, 25 percent of the Severance Pay provided in Paragraph 2(a).  ATK will be entitled to attorneys’ fees and costs incurred in seeking injunctive relief and damages including collecting the repayment of applicable consideration; provided, however, that if it shall be determined that Mr. Cronin has not breached his obligations, Mr. Cronin will be entitled to reimbursement from ATK for his attorneys’ fees and costs.  Such action on the part of ATK will not in any way affect the enforceability of the General Release of Claims provided in Paragraph 5, which is adequately supported by the remaining Severance Benefits provided in Paragraph 2.

4.             Return of ATK Property.  Before his last day of employment, Mr. Cronin agrees to return all ATK property in his possession or control including, but not limited to, confidential or proprietary information, credit card, computer, cell phone, Blackberry, documents, records, correspondence, identification badge, files, keys, software, and equipment.  Further, Mr. Cronin agrees to repay to ATK any amounts that he owes for personal credit card expenses, wage advances, employee store purchases, and used, but unaccrued, vacation/PTO time.  These amounts, if any, may be withheld from Mr. Cronin’s severance payment.

5.             General Release of Claims.  Except as stated in Paragraph 7, Mr. Cronin hereby releases and forever discharges ATK from all claims and causes of action, whether or not Mr. Cronin currently has knowledge of such claims and causes of action, arising, or which may have arisen, prior to Mr. Cronin’s execution of this Agreement and out of or in connection with his employment or termination of employment with ATK.  This General Release includes, but is not limited to, claims, demands or actions arising under any federal or state law such as the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1991, the Americans with Disabilities Act (“ADA”), the Equal Pay Act, 42 U.S.C. §§ 1981, 1983 and 1985, the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment Retraining and Notification Act (“WARN”), the National Labor Relations Act (“NLRA”), the Occupational Safety and Health Act (“OSHA”), the Sarbanes-Oxley Act, and the Rehabilitation Act, all as amended.  This General Release specifically includes any rights or claims arising under the Maryland Fair Employment Practices Act, Md. Code Ann. §§ 49B-1—49B-43, and Md. Code Ann. §§ 3-301—3-309.

This General Release includes any rights or claims arising under any state human rights or fair employment practices act, or any other federal, state or local statute, ordinance, regulation or order regarding conditions of employment, compensation for employment, termination of employment, or discrimination or harassment in employment on the basis of age, gender, race, religion, disability, national origin, sexual orientation, or any other protected characteristic, and the common law of any state.

Mr. Cronin agrees that this General Release extends to all claims, demands or causes of action which he may have against ATK which arose prior to Mr. Cronin’s execution of this Agreement based upon statutory or common law claims for breach of contract, breach of employee handbooks or other policies, breach of promises, fraud, wrongful discharge, defamation, emotional distress, whistleblower claims, negligence, assault, battery, or any other theory, whether legal or equitable.

Mr. Cronin agrees that this General Release includes all damages available under any theory of recovery, including, without limitation, any compensatory damages (including all forms of back-pay or front-pay), attorneys’ fees, liquidated damages, punitive damages, treble damages, emotional distress damages, pain and suffering damages, consequential damages, incidental damages, statutory fines or penalties, and/or costs or disbursements.  Except as stated in Paragraph 7, Mr. Cronin is completely and fully waiving any rights under the above stated statutes, regulations, laws, or legal or equitable theories.

6.             Breach of General Release of Claims.  If Mr. Cronin breaches any provision of the General Release of Claims provided in Paragraph 5, then he will not be entitled to, and shall return, 75 percent of the Severance Pay provided in Paragraph 2(a).  ATK will be entitled to attorneys’ fees and costs incurred in its defense including collecting the repayment of applicable consideration.  Such action on the part of ATK will not in any way affect the enforceability of the Post-Employment Restrictions provided in Paragraph 3, which are adequately supported by the remaining Severance Benefits provided in Paragraph 2.

7.             Exclusions from General Release.  Mr. Cronin is not waiving his rights to any vested pension and/or 401(k) benefits pursuant to these ERISA plans.  In addition, Mr. Cronin is not waiving any rights to indemnification to which he may be entitled under ATK’s bylaws, in any separate agreement or other document, or under applicable law in connection with actions and omissions taken in his capacity as an executive officer of ATK.  Mr. Cronin also is not waiving his right to enforce the terms of this General Release or to challenge the knowing and voluntary nature of this General Release under the ADEA as amended; or his right to assert claims, demands or causes of action, including but not limited to claims under the ADEA, that arise after Mr. Cronin executes this General Release.  Mr. Cronin agrees that ATK reserves any and all defenses, which it has or might have against any claims, demands or causes of action brought by Mr. Cronin.  This includes, but is not limited to, ATK’s right to seek available costs and attorneys’ fees, and to have any money or other damages that might be awarded to Mr. Cronin, reduced by the amount of money paid to him under to this General Release.  Nothing in this General Release interferes with Mr. Cronin’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or to participate in an EEOC investigation or proceeding.  Nevertheless, Mr. Cronin understands that he has waived his right to recover any individual relief or money damages, which may be awarded on such a charge.

8.             General Release of Claims by ATK. ATK hereby releases and forever discharges Mr. Cronin from all claims and causes of action, whether known or unknown, arising, or which may have arisen, out of or in connection with his employment or termination of employment with ATK.  This is a General Release and extends to all claims which ATK may have as of this date against Mr. Cronin under any theory, whether legal or equitable.

9.             Right to Revoke. This General Release does not become effective for a period of seven (7) days after Mr. Cronin signs it and Mr. Cronin has the right to cancel it during that time.  Any decision to revoke this General Release must be made in writing and hand-delivered to ATK or, if sent by mail, postmarked within the seven (7) day time period and addressed to Keith Ross, Sr. Vice President and General Counsel, Alliant Techsystems Inc., 7480 Flying Cloud Drive, Minneapolis, MN 55344.  Mr. Cronin understands that if he decides to revoke this General Release, he will not be entitled to any Severance Benefits.

10.           Unemployment Compensation Benefits.  If Mr. Cronin applies for unemployment compensation, ATK will not challenge his entitlement to such benefits.  Mr. Cronin understands that ATK does not decide whether a person is eligible for unemployment compensation benefits, or the amount of the benefit.

11.           No Wrongdoing.  By entering into this General Release, ATK does not admit that it has acted wrongfully with respect to Mr. Cronin’s employment or that he has any rights or claims against it.

12.           No Adequate Remedy at Law.  Mr. Cronin acknowledges and agrees that his breach of the Post-Employment Restrictions provided in Paragraph 3 would cause irreparable harm to ATK and the remedy at law would be inadequate.  Accordingly, if Mr. Cronin violates such Paragraph, ATK is entitled to injunctive relief in addition to any other legal or equitable remedies.

13.           Choice of Law and Venue.  The terms of this General Release will be governed by the laws of Maryland (without regard to conflict of laws principles).  Any legal action to enforce this General Release shall be brought in a competent court of law in Baltimore County, Maryland.

14.           Severability.  If any of the terms of this General Release are deemed to be invalid or unenforceable by a court of law, the validity and enforceability of the remaining provisions of this General Release will not in any way be affected or impaired.  In the event that any court having jurisdiction of the Parties should determine that any of the post-employment restrictions set forth in Paragraph 3 of this General Release are overbroad or otherwise invalid in any respect, Mr. Cronin acknowledges and agrees that the court so holding shall construe those provision to cover only that scope, duration or extent of those activities which may validly and enforceably be restricted, and shall enforce the restrictions as so construed.  The Parties acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

15.           No Assignment.  This General Release is personal to Mr. Cronin and cannot be assigned to any other person or entity.

16.           Attorneys’ Fees.  Mr. Cronin understands that he is responsible to pay his own costs and attorneys’ fees, if any, which are incurred in consulting with an attorney about this General Release.

17.           Entire Agreement.  This General Release constitutes the entire agreement between ATK and Mr. Cronin regarding the subject matter included in this document.  Mr. Cronin agrees that there are no promises or understandings outside of this General Release, except with respect to his continuing obligations not to reveal ATK’s proprietary, confidential, and trade secret information, as well as his obligations to maintain the confidentiality of secret or top secret information.  This General Release supercedes and replaces all prior or contemporaneous discussions, negotiations or General Releases, whether written or oral, except as set forth herein.  Any modification or addition to this General Release must be in writing, signed by an officer of ATK and Mr. Cronin.

18.           Eligibility and Opportunity to Review.

(a)           All employees who are eligible to participate in the Executive Severance Plan must execute and not revoke this General Release in order to receive Severance Benefits.

(b)           Mr. Cronin certifies that he is signing this General Release voluntarily and with full knowledge of its consequences.  Mr. Cronin understands that he has twenty-one (21) days from the date he received this General Release to consider it, and that he does not have to sign it before the end of the twenty-one (21) day period.  Mr. Cronin is advised to use this time to consult with an attorney prior to executing this General Release.  Mr. Cronin agrees that if he signs this General Release prior to the twenty-first day, he did so because he had sufficient time to review and consider the General Release and to consult with an attorney if he wished to do so.

(c)           Mr. Cronin understands that the offer to accept this General Release remains open for twenty-one (21) days.  Changes to this General Release, whether material or immaterial, do not restart the twenty-one (21) day period.  If Mr. Cronin has not signed this General Release within twenty-one (21) days of receiving it, then this offer expires and ATK will be under no obligation to accept this General Release or to provide any Severance Benefits.

19.          Understanding and Acknowledgement.  Mr. Cronin understands all of the terms of this General Release and has not relied on any oral statements or explanation by ATK.  Mr. Cronin has had adequate time to consult with legal counsel and to consider whether to sign this General Release, and Mr. Cronin is signing this General Release knowingly and voluntarily.

Signatures on Next Page

Mr. Cronin executes this General Release by his signature below.

Date: 1 April, 2010	John J. Cronin

/s/ John J. Cronin
Employee’s Signature

Date: 4/7/10	Alliant Techsystems Inc.

/s/ Keith D. Ross
By: Keith D. Ross
Its: Senior Vice President & General Counsel